Exhibit 10.2

CONFIDENTIAL

August 12, 2026

Personal and Confidential

Jennifer Fox

201 E. 87th Street, PHP

NY, NY 10128

Re:Transition Agreement

Dear Jen,

This letter agreement (this “Agreement”) confirms our agreement regarding your transition from the role of Chief Financial Officer and Chief Business Officer of Zenas BioPharma (USA) LLC (“Zenas” or the “Company”) and your future services as a Strategic Advisor as described below.  I appreciate your substantial contributions to the Company, and look forward to your support as a Strategic Advisor.

If this Agreement becomes effective, it will fully supersede all other agreements or understandings between you and the Company relating to your employment, compensation, severance pay, benefits, and equity, including, without limitation, the letter agreement between you and the Company dated September 4, 2024 (the “EA” or “Employment Agreement”) except for Sections 9 – 14 of the EA and the definition of “Cause” in the EA (the “Saved Provisions”).

Notwithstanding the foregoing, (i) the Confidentiality, Proprietary Rights and Non-Solicitation Agreement dated September 12, 2024 (“CA” or “Confidentiality Agreement”); (ii) any stock option agreements, RSU grant agreements, or other equity award agreements entered into in connection with each of your outstanding equity awards as of the date hereof (collectively, along with the Company’s equity incentive plan as may be amended from time to time, the “Equity Documents”); and (iii) the Zenas BioPharma, Inc. form of Indemnification Agreement dated September 12, 2024 (the “Indemnification Agreement”) all shall remain in full force and effect in accordance with their terms both during and after your employment with the Company, subject to this Agreement (collectively, along with the Saved Provisions, referred to as the “Preserved Agreements”). This Agreement and the Preserved Agreements set forth all of the contractual rights and obligations between you and the Company, and you shall not be entitled to any other payments, benefits or equity rights except as specifically set forth in said documents.

With those understandings, you and the Company agree as follows:

1.	Employment Status; Interim Period; Transition Period; Final Payments; Benefits Cessation:

(a)Employment Status:  As discussed, your employment with the Company shall extend until June 30, 2027, or such earlier date as your employment ends due to your resignation or a termination for Cause (the “Expiration  Date”).

(b)Interim Period:  Between August 13, 2026 and September 30, 2026 (the “Interim Period”), you agree to continue performing your regular employment responsibilities, transition your working knowledge to others within the Company as further set forth in Section 9 below, and to perform any other duties as the Company’s Chief Executive Officer may reasonably request (“Transition Responsibilities”).  Your compensation and benefits during the Interim Period shall be the same as they are on August 12, 2026.  You acknowledge and agree that, at the end of the Interim Period, you shall be deemed to have resigned from all officer and principal financial and accounting officer positions (and you will be deemed to have resigned from any subsidiary boards).

(c)Transition Period:  You shall serve as a Strategic Advisor to the Chairperson of the Board of Directors of Zenas BioPharma, Inc. (“Chair”) as of the first business day after the expiration of the Interim Period through the Expiration Date (the “Transition Period”).  You shall provide services to the Chair as the Chair may reasonably request and transition your working knowledge as the Company may reasonably request through the Transition Period.  As a Strategic Advisor, it is expected that you will collaborate directly with the Chair, respond to phone and email inquiries, join meetings (Zoom/Teams or in person, as reasonably requested by the Company), and engage in other transitional duties as reasonably requested or directed by the Chair.  During the Transition Period, (i) you shall continue to be eligible to receive your current base salary, vest in your outstanding equity awards and remain eligible for currently provided Company benefits, provided that (i) you shall cease to accrue any further vacation pay beginning on the first day of the Transition Period and (ii) you shall remain subject to all applicable Company policies.  If you resign your employment before June 30, 2027 without the express written agreement of an authorized Company executive, you shall not be eligible for any remaining benefits or payments as set forth herein.  For avoidance of doubt, the Company shall have no right to terminate your employment prior to June 30, 2027 except for Cause (as defined in your Employment Agreement).

(d)Final Wage Payments:  As of the Expiration Date, your salary shall cease and you will no longer be entitled to the payment of a base salary, bonus or any other form of compensation, except as set forth in this Agreement.  On the Expiration Date, the Company shall pay to you all earned but unpaid base salary and accrued but unused vacation up to the Expiration Date.  For the sake of clarity, you will not be eligible for a pro rata bonus for 2026 for the period of your employment through the Interim Period, nor for any future performance period.

(e)Expense Reimbursement:  The Company will reimburse you for appropriately documented business expenses per Company policy (and approved by the Chair for periods after the date of this Agreement) that you have incurred up to the Expiration Date (unless your employment ends earlier), provided that you submit all documentation of any such expenses within five days of the Expiration Date and in accordance with applicable Company policy (regardless of whether you sign this Agreement).

(f)Benefits Cessation:  As of the Expiration Date, any entitlement you have or might have to accrue additional benefits under a Company-provided employee benefit plan, program or practice shall terminate, except as required by law or as otherwise described below. Your rights to benefits, if any, are governed by the terms of the respective benefit plans and programs. The Expiration Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  You may, upon timely completion of the required forms, continue your medical and dental insurance coverage to the extent permitted by COBRA (and will receive COBRA information under separate cover).

(g)Unemployment:  The Company agrees that if you decide to apply for unemployment compensation benefits, it will not contest your application for such benefit, though it is not the arbiter with respect to same.

(h)Equity: The terms of your equity awards remain governed by the Equity Documents.  Your equity awards will continue to vest by providing services under this Agreement, including the Consulting Agreement as described in Section 2(b) below, and shall be eligible to vest on a change in control (subject to and as defined in the Equity Documents) if you are then continuing to provide such services.

2.Consideration; Consulting Agreement:  In exchange for, and in consideration of, your execution of and compliance with this Agreement, including the Affirmation attached as Exhibit A (the “Affirmation”), and the  Preserved Agreements with the Company, and provided this Agreement becomes effective no later than the Effective Date (as defined in Section 11 below), the Company will (a) provide you with the compensation and benefits set forth in Section 1 above, (b) allow you to look for new employment, including doing so during normal business hours, from and after the date of this Agreement and (c) offer you the Consulting Agreement in the form of Exhibit B contemporaneous with your execution of this Agreement.  The effectiveness of the Consulting Agreement shall be subject to the Affirmation becoming effective no later than the Affirmation Effective Date (as defined in Section 5 of the Affirmation set forth in Exhibit A hereof) and also to your continued employment with the Company to June 30, 2027 in accordance with the terms and conditions of this Agreement. Your immediate commencement of your service to the Company as a Consultant pursuant to the Consulting Agreement following the termination of your employment on June 30, 2027 shall result in the continuation of your service relationship with the Company pursuant to the Equity Documents (as defined below) and therefore equity rights previously granted to you pursuant to the Equity Documents shall continue to vest during the period where you serve as a Consultant pursuant to the Consulting Agreement.  The Consulting Agreement specifies your continued duties as a Strategic Advisor to the Chairperson of the Board of Directors of Zenas BioPharma, Inc. and a term from July 1, 2027 through December 31, 2027, to be automatically extended for one year to December 31, 2028 unless either party provides prior written notice of termination per the terms of the Consulting Agreement.

You expressly acknowledge and agree that you are not otherwise entitled to the payments and benefits provided to you in Section 2 and such payments and benefits are being given to you solely in exchange for your promise to be bound by the terms of this Agreement. For the avoidance of doubt, the Consideration in this Agreement supersedes the post-employment payments and benefits provided in your EA, including any right to salary and benefits continuation.

3.Taxes; Code Section 409A:

(a)Except as noted herein, all payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations.  The Company shall undertake to make deductions, withholdings and tax reports with respect to the payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(b)Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Internal Revenue Code of 1986, as amended.  The Company makes no representation or warranty and shall have no liability to you or any other person if any provision of this Agreement is determined to constitute deferred compensation subject to Section 409A, but do not satisfy an exemption from, or the conditions of, Section 409A.

4.General Release of Claims; Accord and Satisfaction:

(a)General Release:  In exchange for the amounts described in Section 2, and other good and valuable consideration, the receipt of which you hereby acknowledge, you and your representatives, agents, estate, heirs, successors and assigns (“You”), absolutely and unconditionally hereby release, discharge, and hold harmless the Released Parties (defined in Section 4(g) below), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, arising on or before the Effective Date (the “Claims”).

This general release includes, without limitation, any and all Claims arising out of or in connection with:

(i)your employment, your EA, the change in employment status, and/or scheduled termination of employment with the Company. In this regard, you specifically waive all rights to severance payments and benefits as set forth in Section 8 of your EA;

(ii)any federal, state or local law, constitution or regulation regarding either employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq.; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Occupational Safety and Health Act, as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.); and laws relating to family and medical leave, retaliation, discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, marital status, pregnancy, national origin, ancestry, handicap, disability, genetic carrier status, veteran’s status, alienage, blindness, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, whistleblower status, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

(iii)any New York state or local laws respecting employment, including but not limited to, the New York State Human Rights Law, the New York Labor Law (including but not limited to the New York State Worker Adjustment and Retraining Notification Act, the Retaliatory Action by Employers Law, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour and paid sick leave requirements), the New York State Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, Article 23-A of the New York Correction Law, the New York City Human Rights Law (as amended by the New York City Pregnant Fairness Act, and the New York City Earned Safe and Sick Time Act, in each case including any amendments and their respective implementing regulations, and any other state or local laws respecting employment; any Massachusetts state or local laws respecting employment, including but not limited to, the Massachusetts Wage Payment Act, M.G.L. c. 149 §148, the Massachusetts Minimum Fair Wages Act, M.G.L. c. 151 § 1 et. seq., the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B et seq., the Massachusetts Parental Leave Law, M.G.L. c. 149, §105D, the Massachusetts Civil Rights Act, M.G.L. c. 12, §11H et seq., as amended, the Massachusetts Equal Rights Act, c. 93, §102 et seq., as amended, the Massachusetts Equal Pay Act, M.G.L. c. 149 §105A et seq., as amended, the Massachusetts law against sexual harassment, M.G.L. c. 214 §1C et seq., as amended, the Massachusetts law against retaliation, M.G.L. c. 19C, §11 et seq., as amended, the Massachusetts Privacy Statute, M.G.L. c. 214 § 1B, the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, §52D, the Massachusetts Paid Family Medical Leave Act, M.G.L. c. 175M, as well as any state or local laws respecting employment, including but not limited to all as amended.  Please note that this Section 4 specifically includes a waiver and release of Claims that You have or may have regarding payments or amounts covered by the Massachusetts Wage Act and Massachusetts Minimum Fair Wages Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under these Acts;

(iv)breach of contract or breach of the implied covenant of good faith and fair dealing;

(v)any Massachusetts (or any other state) or federal statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, or intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, promissory estoppel, false light invasion of privacy, conspiracy, violation of public policy; and

(vi)any other tort, statutory or common law cause of action.

(b)No Claims Through Others:  You further agree to release and discharge the Released Parties from any and all claims which might be made by any other person or organization on your behalf and you specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim or claims against the Company are made involving any matters subject to release pursuant to Sections 4(a) and (e).

(c)Interpretation:  The foregoing general release-of-claims provisions shall be given the broadest possible interpretation permitted by law. The listing of specific claims shall not be interpreted to exclude any other claims not specifically listed therein.

(d)Accord and Satisfaction:  The payments set forth in Sections 1 and 2 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to You including, without limitation, all claims for back wages, salary, vacation pay, sick pay, bonuses, commissions, bonuses or other incentive compensation, severance pay, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

(e)ADEA/OWBPA Release: You are hereby informed that you have or might have specific rights and/or claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA), and you agree and understand that:

(i)In consideration for the amounts described in Section 2, which you are not otherwise entitled to receive, you specifically waive such rights and/or claims under the ADEA and OWBPA to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed;

(ii)You understand that rights or claims under the ADEA and OWBPA which may arise after the date this Agreement is executed are not waived by you;

(iii)You acknowledge that you have been advised of your right to consult with your counsel of choice prior to executing this Agreement, that you have twenty-one (21) days to review this Agreement and consider its terms before signing it, that this 21-day review period will not be extended by any changes made to this Agreement, and you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(iv)You have carefully read and fully understand all of the provisions of this Agreement, you knowingly and voluntarily agree to all of the terms set forth in this Agreement, and you acknowledge that in entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises contained in this document; and

(v)You may revoke this Agreement for a period of seven (7) days following your execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.  Please see Section 11 for more details.

(f)Exclusions:  Excluded from the General Release in Section 4(a) are:

(i)any claims or rights that cannot be waived by law, including your right to file a charge with a government or regulatory agency, entity, or official or self-regulatory organization (“Government Agencies”), or assist or participate in any agency investigation, hearing or proceeding.  You, however, are waiving your right to recover money from the Released Parties regarding any such agency charge or investigation, hearing or proceeding.  You also are waiving your right to recover any money from the Released Parties in connection with a charge filed by any other individual or individuals, or by any Government Agency, on your behalf, except as permitted by applicable law or as prescribed by any specific Government Agency (e.g., the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, the New York State Division of Human Rights, the attorney general, or any local commission on human rights). While this Agreement does not limit your right to receive an award for information provided to the SEC or another federal or state agency, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement.

Nothing in this Agreement, the EA, the CA or the Consulting Agreement shall: (i) prohibit or restrict you from communicating directly with, cooperating with, initiating, testifying in, providing or causing to be provided information to, or otherwise assisting in an investigation (including complying with a subpoena) by a Government Agency regarding a possible violation of any law, rule, or regulation, or responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) from any such Government Agency, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; (ii) waive any rights you may have under Section 7 of the National Labor Relations Act subject to the release of claims set forth herein, or the federal Speak Out Act (Public Law No.: 117-224); (iii) affect your right to enforce the terms of this Agreement, or to challenge the ADEA/OWBPA release; (iv) affect your right to apply for unemployment compensation, Medicaid, or other public benefits to which you may be entitled, or to disclose any facts necessary to receive the foregoing; (v) restrict or impede you from speaking with any Government Agency, or attorney retained by you, regarding factual information related to future claims of unlawful discrimination, harassment, or retaliation occurring after the Effective Date; or (vi) require you to obtain prior authorization from the Released Parties before engaging in any conduct described in sections (i)-(ii), (iv) and (v) of this paragraph, or to notify the Released Parties that you have engaged in any such conduct.

(ii)your right to enforce the terms of this Agreement, including but not limited to rights under the Preserved Agreements; or to challenge the ADEA/OWBPA release;

(iii)your right to apply for unemployment compensation.

Further, this Agreement does not abrogate your existing rights under any Company ERISA benefit plan or the Equity Documents; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or the Equity Documents.

(g)Definition of Released Parties:  As used in this Agreement, “Released Parties” shall mean: (i) the Company; (ii) all of the Company’s past, present, and future subsidiaries, parents, affiliates and divisions; (iii) all of the Company’s successors and/or assigns, as well as legal representatives; (iv) all of the Company’s past, present, and future officers, directors, managers, employees, shareholders, owners, attorneys, agents, insurers, employee benefit plans (including such plans’ administrators, trustees, fiduciaries, record-keepers, and insurers), and legal representatives (all individually, in their capacity acting on the Company’s behalf, and in their official capacities); and (v) all persons acting by, through, under, or in concert with any of the entities or persons listed in subsections (i)-(iv).

(h)Company Representation.  The Company represents and warrants to you that it is unaware of any claim due to your action or inaction in the performance of your duties as Chief Financial Officer and Chief Business Officer prior to the date of this Agreement.

5.Covenant Not to Sue:  A “covenant not to sue” is a legal term that means you promise not to file a lawsuit in court.  It is different from the release of claims in Section 4.  Besides waiving and releasing the claims covered by Section 4, you agree never to sue the Released Parties in any forum based on the claims, laws or theories covered by the release language in Section 4. You represent and warrant that you have not filed any complaints, charges, or claims for relief against the Released Parties with any local, state or federal court or administrative agency, with the sole exception of your right to pursue a state unemployment claim.  Notwithstanding this Covenant Not To Sue, you may bring a claim as permitted in Section 4(f).  Except as set forth in Section 4(f) or as permitted pursuant to this Section 5, if you institute any other action, that claim shall be dismissed upon the presentation of this Agreement and you shall reimburse the Company for all legal fees and expenses incurred in defending such claim and obtaining its dismissal, unless prohibited by law.

6.Company Property: No later than the Separation Date, you agree to return to the Company all Company property and materials, including tangible copies of trade secrets and confidential information, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Property”). If you discover any other Property, including any proprietary materials, in your possession after the Separation Date, you immediately will notify the Company and arrange for their prompt return.  You also must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains in your possession after the Separation Date.  Failure to return immediately any such materials will be considered a breach of this Agreement.

7.No Liability or Wrongdoing:  You understand and agree that the release and accord and satisfaction provisions set forth in Section 4 constitute a final compromise of the claims released thereby, and is not an admission by the Released Parties that any such claims exist and/or of liability by the Released Parties with respect to such claims.  Nothing in this Agreement, nor any of the proceedings connected with it, is to be construed as, offered as, received as, or deemed to be evidence of an admission by the Released Parties of any liability or unlawful conduct whatsoever, and each of the Released Parties expressly deny any such liability or wrongdoing.

8.Future Conduct:

(a)Employee Confidentiality and Proprietary Rights Agreement (the “CA”):  You agree that your compliance with your ongoing obligations (which include your compliance with the CA) are a material term hereof and a condition of the Company providing you the benefits under this Agreement and the Consulting Agreement. For avoidance of doubt, the CA shall not be violated by (1) general advertising or solicitation not specifically targeted at Company-related persons or entities or (2) you serving as a reference, upon request, for any employee of the Company, other than such a reference to a company with whom you are then affiliated. For avoidance of doubt, nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any Government Agencies or representative or from making any truthful disclosure required, authorized or permitted under law, or from exercising your rights under applicable law (including pursuant to the federal

Speak Out Act or New York General Obligations Law § 5-336); provided, however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible.

(b)Advance Notice:  Except as set forth in Section 4(f) or as otherwise permitted by applicable law you agree to give reasonable notice to the Company of any and all attempts by third parties to compel disclosure of any confidential information (as referred to in your CA), the terms of this Agreement, or to require you to testify in any matter concerning the Company, this Agreement and/or the Released Parties.  Please direct such notice in writing to the Company’s Chief Legal Officer at least ten business days before compliance with any subpoena or order; if the subpoena or order requires compliance within less than ten business days, however, you shall provide such written notice, or if impractical, shall provide telephonic notice, within five business days after receiving notice that an attempt will be or has been made to compel your testimony or your disclosure of the Company’s confidential information.

(c) Breach; Remedies: If you materially breach this Agreement or any other agreement referenced herein, you agree that:  (i) the Company shall be relieved of its obligations to make any further payments to you under Section 2, including continued vesting of equity awards after the date of the material breach; and (ii) the Company shall be entitled to recover its attorneys’ fees and costs incurred in enforcing its rights under this Agreement should it prevail in any such action and you are found not to have acted in good faith, to the extent such recovery is not prohibited by law.  This Agreement in all other respects, including, but not limited to, the release provision in Section 4, shall remain in full force and effect.  The remedies in this Section shall be in addition to, and not as an alternative to, any other available remedies.

9.Cooperation:  You agree to cooperate fully with the Company’s employees and business partners in completely transitioning your work as the Company may designate.  In this regard, you agree to be available for reasonable periods of time (at mutually convenient times, considering your own commitments), either by telephone, videoconference, or, if you and the Company believe necessary, in person upon reasonable notice, to assist with matters relating to work performed by you on the Company’s behalf.  In addition, you agree to cooperate with the Company and its attorneys at reasonable times and places in the prosecution and/or defense of any legal action wherein the Company is a party, as well as with respect to any investigation and/or audit regarding matters about which you may have knowledge.  Such cooperation includes, but is not limited to, meeting with the Company’s attorneys at reasonable times and places to discuss your knowledge of pertinent facts, appearing as required at deposition, arbitration, trial or other proceeding to testify as to those facts, and testifying truthfully to the best of your abilities at any such proceeding.  The Company shall reimburse you for any reasonable and approved out-of-pocket travel-related costs and expenses you incur in connection with such cooperation.

10.Representations and Governing Law:

(a)Entire Agreement; Amendment; Waiver; Construction of Agreement:  This Agreement and the Preserved Agreements set forth the complete and sole agreement between the parties and supersede any and all other agreements or understandings, whether oral or written, express or implied.  This Agreement may not be changed or rescinded except upon the express written consent of both you and an authorized Company officer.  Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise.  The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party.

(b)Governing Law; Arbitration of Claims:  This Agreement shall be deemed to be made and entered into in the State of New York.  This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of New York and shall in all respects be interpreted, enforced and governed under the internal and domestic laws, without giving effect to the principles of conflicts of laws of such State.  Section 12 of your EA governs the resolution of disputes (and any dispute with respect to this Agreement shall be deemed to be “arising out of or relating to your employment” and, as such, shall be subject to Section 12 of your EA.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)Severability:  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

(d)Assignment:  You shall not assign this Agreement; the Company may assign this Agreement.  The benefits of this Agreement shall inure to the successors and assigns of the Company and the Released Parties and to your successors.

(e)Acknowledgment of Company’s Compliance with Applicable Law:  You represent that:

(i)you have not been subject to any retaliation or any other form of adverse action by the Released Parties for your exercise of, or attempt to exercise, any statutory rights recognized under federal, state or local law;

(ii)you have been paid all unpaid wages and accrued unused vacation;

(iii)  the Released Parties have satisfied in full all obligations they ever had regarding leaves of absence and other time off of any kind (including, but not limited to, short-term disability leave, family medical leave, military leave, vacations, meal and rest periods, sick and personal days, and personal leave), and you have not suffered any adverse employment action as a result of seeking or taking any such leave of absence or time off; and

(iv)you have no known workplace injuries or occupational diseases, have not sustained any disabling injury and/or occupational disease that have resulted in a loss of wage-earning capacity during your employment, and have no personal injury and/or occupational disease that has been contributed to, or aggravated or accelerated in a significant manner by, your employment or separation from employment.

(f)Counterparts:  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.  This Agreement may be executed by facsimile or electronic signature, and any such signature by any party shall be deemed to be an original signature and shall be binding on such party to the same extent as if such facsimile signature were an original signature.

11.Review Period; Expiration of this Offer:  As set forth in Section 4(e)(iii), you understand and acknowledge that you have been given the opportunity, if you so desire, to consider this Agreement for up to twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”).  In signing this Agreement, you acknowledge that you have knowingly and voluntarily entered into this Agreement.  To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by me before the expiration of the Consideration Period.

Notwithstanding the foregoing, if you materially breach any of the conditions of the Agreement within the Consideration Period, the offer of this Agreement may be withdrawn, and your execution of the Agreement will not be valid.  For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to me (the “Revocation Period”).  This Agreement shall become effective on the first business day following the expiration of the Revocation Period (the “Effective Date”).  You acknowledge that you have been advised by the Company to review this Agreement with counsel before entering into it.

Sincerely,

Zenas BioPharma (USA) LLC

_______________________

By:   Leon O. Moulder, Jr.

Title: Chief Executive Officer

PLEASE REVIEW CAREFULLY

THIS AGREEMENT HAS A RELEASE OF CERTAIN LEGAL RIGHTS YOU MAY HAVE.  YOU SHOULD CONSULT WITH AN ATTORNEY REGARDING THE RELEASE AND OTHER ASPECTS OF THIS AGREEMENT BEFORE SIGNING IT.

YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU ARE EXPRESSLY WAIVING ANY AND ALL RIGHTS TO A TRIAL OR HEARING BEFORE A JURY FOR ANY AND ALL DISPUTES AND CLAIMS RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY, AND/OR THE EMPLOYMENT RELATIONSHIP.

YOUR EMPLOYMENT BY THE COMPANY WILL BE TERMINATING.  IF YOU DO NOT ACCEPT THIS AGREEMENT, YOU WILL NOT RECEIVE THE PAYMENTS OR OTHER BENEFITS IN SECTION 2.

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, FULLY UNDERSTAND ITS TERMS AND CONDITIONS, AND VOLUNTARILY ARE EXECUTING IT.

IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION IN THIS DOCUMENT.

ACCEPTED:

_______________________________________Date: ____________________________

Jennifer Fox

EXHIBIT A

AFFIRMATION UPDATING RELEASE OF CLAIMS

TO BE SIGNED NO EARLIER THAN SEPTEMBER 30, 2026

I, Jennifer Fox, hereby acknowledge and certify that I entered into the transition letter agreement with the Company as of August 12, 2026 (the “Agreement”) with Zenas BioPharma (the “Company”). Pursuant to that Agreement, I am required to execute this affirmation, which updates and affirms all of my obligations and agreements, including, without limitation, the release of claims in Section 4 of the Agreement (this “Affirmation”) in order to receive the benefits in Section 2 of the Agreement. I, therefore, agree as follows:

1.

A blank copy of this Affirmation was attached to the Agreement as Exhibit A. I hereby certify and acknowledge that I received the Agreement and this Affirmation at least 21 days before I was required to sign them. The Company has advised me to consult an attorney prior to signing this Affirmation.

2.

Pursuant to my obligations as set forth in the Agreement and in exchange for the consideration in Section 2 of the Agreement, I hereby reaffirm, restate, and update in its entirety, the provisions of my Agreement, including (without limitation) the release of claims contained in Section 4 of that Agreement. As a result, I understand and agree that the provisions of such Agreement, including the release of claims shall be fully effective up to and through the date of my execution of this Affirmation of Separation Agreement.

3.

In Section 4(e) of the Agreement, the Company made a number of disclosures to me regarding my rights under the Age Discrimination in Employment Act (the “ADEA”). I understand that in signing this Affirmation in consideration for the amounts described in Section 2 of the Agreement, I am specifically waiving such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date that the Affirmation is executed by me. I also make the following acknowledgements and representations:

i.I understand that rights or claims under the ADEA which may arise after the date this Affirmation is executed are not waived by me;

ii.I acknowledge that I have been advised that I should consult with my counsel of choice prior to executing this Affirmation, that I have had at least twenty-one (21) days to review this Affirmation and consider its terms before signing it, and I have not been subject to any undue or improper influence interfering with the exercise of my free will in deciding whether to consult with counsel;

iii.I have carefully read and fully understand all of the provisions of this Affirmation, I knowingly and voluntarily agree to all of the terms set forth in this Affirmation, and I acknowledge that in entering into this Affirmation, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in the Affirmation and the Agreement; and

iv.I understand that I may revoke this Affirmation for a period of seven (7) days following my execution hereof. I further understand that this Affirmation shall not become effective or enforceable until the seven (7) day revocation period has expired (i.e., on the eighth day following my execution of it). If I wish to revoke the Affirmation, I must provide written notice of my revocation to the Company on or before the seventh day following my execution of it.

4.

I have carefully read and fully understand all of the provisions of this Affirmation, I knowingly and voluntarily agree to all of the terms set forth in this Affirmation, and I acknowledge that in entering into this Affirmation, I am not relying on any representation, promise or inducement made by the

Company or its representatives with the exception of those promises contained in the Affirmation and the Agreement; and

5.	I agree that this Affirmation is part of the Agreement and shall become effective on the eighth day following my execution of it (the “Affirmation Effective Date”).

______________________________

Jennifer Fox

Date: ______________, 2026

EXHIBIT B

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (together with the attached Business Terms Exhibit, the “Consulting Agreement”), is made as of August 12, 2026 and will be effective on July 1, 2027, subject to the terms and conditions of this Consulting Agreement (the “Effective Date”) by and between Zenas BioPharma (USA) LLC, a Delaware limited liability company (“Zenas” or the “Company”), and Jennifer Fox (“Consultant” or “you”). Zenas desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to Zenas, all as provided in this Agreement. Zenas and Consultant are referred to herein collectively as the “Parties” and individually as a “Party”. Defined terms used herein that are not defined herein shall have the meaning ascribed thereto in the letter agreement between the Parties dated as of the date hereof (the “Agreement”).

1.

Condition to Effectiveness. The effectiveness of this Consulting Agreement is contingent on the Affirmation becoming effective no later than the Affirmation Effective Date and also to your continued employment with the Company to June 30, 2027 in accordance with the terms and conditions of the Agreement. Should the Consulting Agreement become effective, your immediate commencement of your service to the Company as a Consultant pursuant to the Consulting Agreement following the termination of your employment on June 30, 2027 shall result in the continuation of your service relationship with the Company pursuant to the Equity Documents and therefore equity rights previously granted to you pursuant to the Equity Documents shall continue to vest during the period where you serve as a Consultant pursuant to the Consulting Agreement.

2.

Consulting Services. Zenas retains Consultant, and Consultant agrees to provide, consulting and advisory services to Zenas as Zenas may from time to time reasonably request and as specified in the attached Business Terms Exhibit (the “Consulting Services”). Any changes to the Consulting Services must be agreed to in writing between Consultant and Zenas prior to implementation of the changes.

3.

Compensation. As full consideration for Consulting Services provided under this Consulting Agreement, Consultant will continue to vest in equity rights previously granted to you as specified in Section 1 above as provided for in the Agreement, but will not be entitled to new equity grants. The Company agrees and acknowledges that Ms. Fox’s transition from being an employee under the Agreement to an independent contractor pursuant to this Consultant Agreement shall not affect the continuation of the Parties’ service relationship for purposes of Consultant’s previously granted equity rights.

4.

Expenses. All expenses relating to the Consulting Services, if any, are to be borne by Consultant in exchange for the Compensation and will not be reimbursed by Zenas unless otherwise agreed to in writing by Zenas in advance. If Zenas agrees to reimburse Consultant for any reasonable, necessary, and prior-approved out-of-pocket expenditures, that are incurred directly in connection with the Consulting Services and are in accordance with Zenas’s travel and expense policy for non-employee travel, the actual costs will be passed through to Zenas with no markup.

5.

Performance. Consultant agrees to provide the Consulting Services to Zenas in accordance with all applicable laws and regulations and the highest professional standards. Consultant represents and covenants that Consultant has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

6.

Compliance with Obligations to Third Parties. Consultant represents and warrants to Zenas that the terms of this Consulting Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined below), unless agreed upon in writing in advance by Zenas.

7.

Work Product. Consultant will promptly and fully disclose in confidence to Zenas and its affiliates all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, processes, methodologies, trade secrets, know-how, information, data, documentation, reports, research, creations, copyrights, derivative works and copyrightable works, and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or subject to trade secret protection) (collectively, the “Work Product”). Consultant will assign and does hereby assign to Zenas and its affiliates all rights, in the United States and throughout the world, whether existing under statute or at common law or equity, now or hereafter in force or recognized to Work Product. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Zenas at all times. For purposes of the copyright laws of the United States, Work Product shall be considered specifically ordered for Zenas and its affiliates, and constitute “works made for hire” under the United States Copyright Laws (17 U.S.C. § 101 et seq., and any amendments) or similar law of any other jurisdiction, except to the extent such Work Product cannot by law be “works made for hire.” If for any reason Work Product cannot by law be “works made for hire,” Consultant will assign and does hereby assign all right, title, and interest in the Work Product to Zenas and its affiliates in perpetuity. Consultant represents and covenants that Consultant has and will have the right to transfer and assign to Zenas ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Zenas’s rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints Zenas as attorney to execute and deliver any such documents on Consultant’s behalf.

8.	Confidentiality.

8.1 “Confidential Information” means (a) any and all non-public scientific, technical, business, regulatory, intellectual property or financial information or data or trade secrets in whatever form (written, oral or visual) that is furnished or made available to Consultant by or on behalf of Zenas, (b) all information contained in or comprised of Zenas Materials (defined below); and (c) all Work Product. Confidential Information is, and will remain, the sole property of Zenas. For avoidance of doubt, Consultant shall be entitled to retain Confidential Information obtained while employed by the Company prior to Effective Date as reasonably required to provide services under this Consulting Agreement.

8.2 Obligations. During and at all times following the Term (as defined below), Consultant agrees to (a) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of Zenas; (b) use Confidential Information solely in connection with the Consulting Services; (c) treat Confidential Information with no less than a reasonable degree of care; (d) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information; and (e) notify Zenas of any unauthorized disclosure of Confidential Information promptly upon becoming aware of such disclosure. Notwithstanding the foregoing, the non-disclosure and non-use obligations imposed by this Consulting Agreement with respect to trade secrets included in the Confidential Information will continue for as long as Zenas continues to treat such Confidential Information as a trade secret. If Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant will give Zenas prompt written notice thereof and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with Zenas in any efforts to seek a protective order.

8.3 Exceptions. Consultant’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant can demonstrate, by competent proof: (a) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Consultant; (b) becomes known to Consultant on a non-confidential basis through disclosure by sources other than Zenas that have no fiduciary, contractual or other legal duty to maintain the confidentiality of such Confidential Information and that have the legal right to disclose such Confidential Information without restriction; or (c) is independently developed by Consultant without reference to or reliance upon Confidential Information and unrelated to the performance of Consulting Services.

8.4 Defend Trade Secrets Act. Zenas provides notice to Consultant that pursuant to the United States Defend Trade Secrets Act of 2016: (a) an individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In addition, this Agreement does not prohibit Consultant from participating in or cooperating with any government investigation or proceeding, nor does this Agreement restrict Consultant from disclosing Confidential Information to government agencies in a reasonable manner when permitted by applicable state or federal “whistleblower” or other laws.

8.5 Personal Identifiable Information. Notwithstanding anything to the contrary in Section 8, (a) Consultant will not disclose to any third party nor use any protected health information, personal identifiable data, or biological samples of subjects enrolled in clinical studies that are the subject of services, or any other information that could be used to identify an individual (collectively, “Personal Data”) except as expressly required in the Consulting Agreement and as long as such disclosure and use is in compliance with applicable law; and (b) such restrictions on the disclosure and use of Personal Data will remain in place for as long as such restrictions are required under applicable law. Zenas’s use and disclosure of Personal Data will be in accordance with applicable Laws and regulations and the relevant consent documents.

9.

Zenas Materials. Confidential Information of Zenas and its affiliates includes (a) materials, Work Product, intellectual property rights, records , documents, data, compounds, apparatus, equipment and other physical property furnished scientific and medical data, investigator brochures, protocols and correspondence with or from institutional review boards and other entities with oversight responsibilities for clinical studies that are the subject of Consulting Services, including ethics committees and data safety monitoring committees; (b) development and marketing plans, regulatory and business strategies, financial information, and forecasts of Zenas; and (c) all information of third parties that Zenas has an obligation to keep confidential, whether or not, in each case, such materials or information are marked or identified as confidential, furnished or made available by or on behalf of Zenas and its affiliates to Consultant in connection with this Consulting Agreement (“Zenas Materials”). Zenas Materials are and will remain the sole property of Zenas and its affiliates. Consultant will use Zenas Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the Zenas Materials without the express prior written consent of Zenas and its affiliates. Consultant will return to Zenas and its affiliates any and all Zenas Materials upon request.

10.

Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part, without the prior express written consent of Zenas and its affiliates. Consultant will not use the name, logo, trade name, service mark, or trademark, or any other identifiers including but not limited to any simulation, abbreviation, or adaptation of same, or the name of Zenas or any of its affiliates for publicity, promotion, or other uses without Zenas’s prior written consent.

11.

Notice of Other Service. Consultant shall notify Zenas in writing of any employment or engagement as an independent contractor for any other party after undertaking any such commitment or otherwise commencing any such employment or engagement during the Term, as defined below. Nothing in this Section 11 or otherwise in this Consulting Agreement shall be construed to modify any of Consultant’s obligations under any other surviving agreement between Consultant and either Zenas or Zenas BioPharma Inc. For avoidance of doubt, nothing under this Section 11 is intended to in any way prohibit Consultant for seeking and securing other engagements or employment.

12.

Expiration/Termination. The term of Zenas’s engagement of Consultant pursuant to this Agreement (the “Engagement”) will commence on the Effective Date and expire at the end of the period specified in the “Term” Section of Business Terms Exhibit, unless sooner terminated pursuant to the provisions of this Section 12 or extended by mutual written agreement of the parties . Zenas may terminate the Engagement at any time with cause upon not less than ten (10) days’ prior written notice to Consultant setting for the basis for a cause termination. Consultant may terminate the Engagement at any time with or without cause upon not less than sixty (60) days’ prior written notice to Zenas. Any expiration or other termination of Consultant’s services under this CA shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or other termination of the Term, neither Consultant nor Zenas will have any further obligations under this Consulting Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Zenas, unless Zenas specifies in the notice of termination that Consulting Services in progress should be completed; (b) Consultant will deliver to Zenas all Work Product made through expiration or other termination of the Term; (c) Zenas will pay Consultant any reimbursement of expenses due and owing Consultant, up to the time of expiration or other termination of the Term, for all authorized expenses actually incurred; (d) Consultant will immediately return to Zenas all Zenas Materials and other Confidential Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 7, 8, 9, 10 and 13.2 to 13.11 inclusive will survive expiration or other termination of the Term.

13.	Miscellaneous.

13.1 Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of Zenas. Consultant has no authority to obligate Zenas by contract or otherwise. Consultant will not be eligible for any employee benefits of Zenas and expressly waives any rights to any employee benefits. Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds Zenas harmless from and against any liability with respect to such taxes, benefits and other matters. Consultant further acknowledges and agrees to the following:

(a)	Zenas shall treat payments to Consultant, if any, as Internal Revenue Service Form 1099 income and shall not withhold any employment taxes on Consultant’s behalf;

(b)

while Consultant will receive instruction on the objects and goals for which Consultant is responsible, Zenas has no right to control the manner in which Consultant performs services under this Agreement and Consultant is free to perform such services in the manner Consultant deems fit; provided that such performance is consistent with recognized standards for performing such services;

(c) Consultant shall not use Zenas’s trade names, trademarks, service names or service marks without the prior written approval of the Company; and

(d) if, at any time, Consultant’s status with Zenas as an independent contractor changes or Consultant is ever deemed to be an employee of Zenas for any period during the Term, each of the covenants set forth above and this Agreement shall remain in full force and effect in their entirety until and unless replaced with a subsequent and superseding agreement.

13.2 Use of Name. Consultant consents to the use by Zenas of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Zenas.

13.3 Entire Agreement. This Consulting Agreement contains the entire agreement of the parties with regard to its subject matter and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter; provided that this Consulting Agreement shall not be construed to supersede any ongoing obligations under the CA, the Agreement or under any other agreement or provision that is expressly preserved by the Agreement. This Agreement may be modified only by a writing signed by Consultant and an authorized representative of Zenas.

13.4 Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Consulting Agreement or assign, transfer or subcontract any of Consultant’s rights or obligations under this Consulting Agreement. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any third party. Zenas may transfer or assign this Consulting Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Consulting Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, successors and permitted assigns.

13.5 Notices. All notices required or permitted under this Consulting Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Consulting Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to Zenas will be marked “Attention: Chairperson of the Board” with a copy to “Attention: Chief Legal Officer”. All notices must be given (a) by personal delivery, with receipt acknowledged; (b) by prepaid certified or registered mail, return receipt requested; or (c) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

13.6 Governing Law. This Consulting Agreement and any disputes relating to or arising out of this Consulting Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the State of New York, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the State of New York and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

13.7 Severability; Reformation. Each provision in this Consulting Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Consulting Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

13.8 No Strict Construction; Headings. This Consulting Agreement has been prepared jointly and will not be strictly construed against either party. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Consulting Agreement.

13.9 Waivers. Any delay in enforcing a party’s rights under this Consulting Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Consulting Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant or an authorized representative of the waiving party, as applicable.

13.10 Remedies. Consultant agrees that (a) Zenas may be irreparably injured by a material breach of this Consulting Agreement by Consultant; (b) money damages would not be an adequate remedy for any such breach; (c) as a remedy for any such breach Zenas will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (d) such remedy will not be the exclusive remedy for any breach of this Consulting Agreement.

13.11 Material Nonpublic Information. Consultant hereby acknowledges that it is aware that United States and other applicable securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Consultant agrees that it will not use or cause any third party to use, any of Zenas’s Confidential Information in contravention of U.S. securities laws.

13.12 Counterparts. This Consulting Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Consulting Agreement, including the signature pages, will be deemed an original.

[Signature page immediately follows]

IN WITNESS WHEREOF, each Party has caused this Consulting Agreement to be executed by its duly authorized representative as of August 12, 2026.

Company:

Zenas BioPharma (USA) LLC

/s/ Leon O. Moulder, Jr.

_______________________

By:   Leon O. Moulder, Jr.

Title: Chief Executive Officer

Consultant:

/s/ Jennifer Fox

_______________________

Jennifer Fox

BUSINESS TERMS EXHIBIT

CONSULTING AGREEMENT WITH JENNIFER FOX

Consultant will provide the following Consulting Services to Zenas:

Strategic Advisor to the Chairperson of the Board of Directors of Zenas BioPharma, Inc., at such Chairperson’s request

Consultant shall perform consulting services at reasonable times consistent with the timely completion of services and with any particular scheduling needs associated with the performance of services, but in no event requiring more than twenty hours of service per month except as otherwise agreed to by the Consultant. Consultant and Zenas shall strive to reach mutual agreement on timing and scheduling. Consultant shall perform consulting services from her residence or other locations of her choosing outside Zenas, except when Zenas reasonably determines that the nature of requested services requires performance of services at a particular location.

Compensation:

As per Consulting Agreement

Term:

The Engagement will begin on July 1, 2027 and will end on December 31, 2027, with such term to be automatically extended as a one-time extension for one year to December 31, 2028 unless either Party, in its sole discretion, for any reason or no reason, notifies the other Party in writing of its intent not to extend the Term no later than 20 business days prior to December 31, 2027, all subject to the terms and conditions of this Consulting Agreement.